EXHIBIT 99.1

Tidewater Announces Promotion of Bruce D. Lundstrom

NEW ORLEANS, August 1, 2008 – Tidewater Inc. (NYSE:TDW) recently announced the promotion of Bruce D. Lundstrom to Executive Vice President, General Counsel and Secretary. The promotion is effective as of July 31, 2008, and he will continue to be responsible for the Legal, Insurance and Human Relations/Benefits staffs of the company, and will also continue to act as Tidewater’s Chief Compliance Officer.

Mr. Lundstrom joined Tidewater in September 2007 as Senior Vice President, General Counsel and Secretary following a ten year career within the energy industry, with experience both domestically and internationally. In his most recent position at Prisma Energy International Inc. as Senior Vice President and General Counsel, he oversaw the legal efforts in financing and operating international power generation assets, pipelines and energy distribution companies in fourteen countries. He also served as a member of the company’s Management Committee as well as the company’s Chief Compliance Officer.

Tidewater Inc. owns 453 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.